Filed Pursuant to Rule 424(b)(7) Registration No. 333-279150
AMENDMENT NO. 1 dated September 26, 2025 to the Prospectus Supplement dated May 30, 2025 (to Prospectus dated May 6, 2024)
469,108 Shares Common Stock
This Amendment No. 1 to Prospectus Supplement (this “Amendment”) amends our prospectus supplement dated May 30, 2025 (the “Prospectus Supplement” and as amended, the “Amended Prospectus Supplement”). This Amendment should be read in conjunction with the Prospectus Supplement and the accompanying prospectus dated May 6, 2024 (the “Prospectus”) each of which are to be delivered with this Amendment. This Amendment amends only those sections of the Prospectus Supplement listed in this Amendment; all other sections of the Prospectus Supplement remain unchanged.
The selling stockholders of ServiceNow, Inc. (“ServiceNow,” “we,” “us” or the “Company”) listed under the heading “Selling Stockholders” may offer and resell up to 469,108 shares of our common stock, par value $0.001 per share (“common stock”) under the Amended Prospectus Supplement. The selling stockholders acquired these shares from us on May 30, 2025 and September 26, 2025 in connection with our acquisition of Logik.io Inc., a Delaware corporation (“Logik.io”). The selling stockholders (which term as used herein includes their respective donees and pledgees, transferees or other successors in interest) may sell these shares through public or private transactions at market prices prevailing at the time of sale, at prices related to such market prices, at varying prices determined at the time of sale, at fixed prices or at negotiated prices. The timing and amount of any sale is within the sole discretion of the applicable selling stockholder, subject to certain restrictions. The registration of the securities covered by this Amended Prospectus Supplement does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. See “Plan of Distribution” set forth on page S-8 of the Prospectus Supplement.
We are filing this Amendment to amend the Prospectus Supplement to increase the aggregate amount of shares of common stock that may be offered and resold by selling stockholders, as an additional 609 shares of common stock were issued to such selling stockholders pursuant to a post-closing price adjustment in connection with our acquisition of Logik.io.
We will not receive any proceeds from the sale of the shares by the selling stockholders, but we have agreed to pay certain registration expenses.
Our common stock is listed on the New York Stock Exchange under the symbol “NOW.” On September 25, 2025, the last reported sale price for our common stock on the New York Stock Exchange was $918.61 per share.
Investing in our common stock involves risks. See “Risk Factors” on page S-3 of the Prospectus Supplement, and on page 2 of the accompanying Prospectus, as well as our other filings that are incorporated by reference into the Amended Prospectus Supplement and the accompanying Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Amended Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.
This Amendment No. 1 to Prospectus Supplement is dated September 26, 2025.

TABLE OF CONTENTS
Amendment No. 1 to Prospectus Supplement

SELLING STOCKHOLDERS	S-1

LEGAL MATTERS	S-3

INFORMATION INCORPORATED BY REFERENCE	S-4

i

SELLING STOCKHOLDERS
Up to 469,108 shares of our common stock are being offered by the Amended Prospectus Supplement, all of which are being offered for resale for the account of the selling stockholders. Unless otherwise noted below, the shares being offered were issued to the selling stockholders in connection with our acquisition of Logik.io. We are registering the resale of the shares of common stock covered by the Amended Prospectus Supplement pursuant to our obligations under the certain registration rights agreements between us and the selling stockholders. The selling stockholders may from time to time offer and sell pursuant to the Amended Prospectus Supplement any or all of the shares of our common stock being registered.
The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of our shares of common stock held by the selling stockholders. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this Amended Prospectus Supplement, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our common stock that will be held by the selling stockholders upon termination of any particular offering. See the section entitled “Plan of Distribution.” For purposes of the table below, we assume that the selling stockholders will sell all their shares of common stock covered by the Amended Prospectus Supplement.
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 23, 2025, and the percentage of shares beneficially owned is based on approximately 207,151,911 shares of our common stock outstanding as of May 23, 2025, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under such rule, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days of such date through the exercise of any options or other rights. Except as otherwise indicated, we believe that the selling stockholders have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them. The beneficial ownership information presented in this table is not necessarily indicative of beneficial ownership for any other purpose.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering
	Number	Percentage of Outstanding Shares	Number of Shares Offered Hereby	Number	Percentage of Outstanding Shares
Name of Selling Stockholder
Balganesh Krishnamurthy	942	*	942	—	—
Blake Grubbs	707	*	707	—	—
Chris Haussler	2,617	*	2,617	—	—
Christopher Shutts	58,006	*	58,006	—	—
Conor McDonough	50	*	50	—	—
David Ohman	1,524	*	1,524	—	—
Emergence Capital Opportunity I, L.P	19,267	*	19,267	—	—
Emergence Capital Partners VI, LP	85,275	*	85,275	—	—
Emily Schmidt	12	*	12	—	—
Fazal Gupta	16,205	*	16,194	11	*
GC&H Investments, L.P.	266	*	266	—	—
GoBig LLC	156,904	*	156,904	—	—
Graham Wright Jr	158	*	158	—	—
High Alpha Capital Fund III, L.P.	38,356	*	38,356	—	—
High Alpha Capital Fund III-A, L.P.	3,885	*	3,885	—	—
James Andrew Rogers	1,562	*	1,562	—	—
Jeffrey Wilkins	6,390	*	6,390	—	—
Kamryn McKell	227	*	227	—	—
Kathryn Nix	470	*	470	—	—
Laura Malandra	165	*	165	—	—
M2 Trust CUST FBO William Wiegler ROTH IRA #SDA1539	419	*	419	—	—
Marc Murphy	158	*	158	—	—
Marc Uible	19	*	19	—	—
Mark Myers	1,074	*	1,074	—	—
Matt Hobbs	81	*	81	—	—
Michael O'Malley	161	*	161	—	—
Noah Breslow	235	*	235	—	—
Permanent Capital Ventures Fund I, LP	4,024	*	4,024	—	—
Randolph West	942	*	942	—	—
Richard Jones	30,198	*	30,198	—	—
Rob Watters	158	*	158	—	—
Salesforce Ventures LLC	17,698	*	17,698	—	—
Samuel Check	359	*	359	—	—
Sean Fallon	58	*	58	—	—
Theodore Weitzel	4,980	*	4,980	—	—
Timothy and Danae Handorf	262	*	235	27	*
Tim Handorf	20	*	20	—	—
Tom Eggemeier	317	*	317	—	—
Vanessa Rosengarden	14,760	*	14,760	—	—
Westwood Evanson, LLC	235	*	235	—	—

*	Represents less than 1% of the total aggregate amount of our common stock.

LEGAL MATTERS
The validity of the common stock will be passed upon for us by Freshfields US LLP, Redwood City, California.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of the Amended Prospectus Supplement. Information in this Amended Prospectus Supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this Amended Prospectus Supplement, while information that we file later with the SEC will automatically update and supersede the information in this Amendment. We incorporate by reference into the Amended Prospectus Supplement and the registration statement of which the Amended Prospectus Supplement is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-35580):

•our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on January 30, 2025;
•the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 4, 2025;
•our Current Reports on Form 8-K filed with the SEC on January 29, 2025, February 12, 2025, April 23, 2025, May 27, 2025 , and May 30, 2025 (other than information “furnished” and not deemed to be “filed” in such Current Reports);
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, and June 30, 2025 filed with the SEC on April 23, 2025 and July 24, 2025, respectively; and
•the description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 001-35580) filed with the SEC on June 19, 2012 pursuant to Section 12(b) of the Exchange Act, as updated by Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 3, 2022, including any amendments or reports filed for the purpose of updating such description.
We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment that indicates the termination of the offering of the securities made by the Amended Prospectus Supplement and will become a part of the Amended Prospectus Supplement from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in the Amended Prospectus Supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
You may obtain any of the documents listed above from the SEC, through the SEC’s website or from ServiceNow by requesting them in writing or by telephone at the following address:

ServiceNow, Inc.
2225 Lawson Lane
Santa Clara, California 95054
(408) 501-8550
ir@servicenow.com

These documents are available from ServiceNow without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which the Amended Prospectus Supplement forms a part.